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                      October 19, 2023

       Xiaopeng He
       Chairman and Chief Executive Officer
       XPeng Inc.
       No. 8 Songgang Road, Changxing Street
       Cencun, Tianhe District, Guangzhou
       Guangdong 510640
       People   s Republic of China

                                                        Re: XPeng Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-39466

       Dear Xiaopeng He:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Yi Gao